Exhibit 10(d)
                                 NOTICE OF AWARD


To:             Dennis J. Moore

From: Human Resources and Ethics Committee of the Board of Directors of ESCO Technologies Inc. ("Committee")

Subject:        Award of Restricted Shares

          1. Award. The Committee has awarded to you 40,000 Shares of Company Stock (as hereinafter defined) under the ESCO Technologies Inc. 2001 Stock Incentive Plan ("Plan"), subject to the terms hereinafter set forth. For the purposes of this Award, "Company Stock" means common stock of the Company held in its Treasury.

          2. Terms. The following are the terms of the Award:

               (a) During the period commencing on July 18, 2002 and ending on April 1, 2003 (the "Restriction Period") you must remain employed by the Company. If during the Restriction Period you terminate employment for any reason other than retirement, death or disability, you will forfeit the shares of Company Stock awarded hereunder. If, during the Restriction Period, you terminate employment on account of death or disability (as determined by the Board), you (or your estate) shall become fully vested in the shares of Company Stock awarded hereunder and the employment requirement of this subparagraph (a) shall cease to apply.

               (b) During the Restriction Period, the certificates representing the shares of Company Stock awarded hereunder shall be held by an escrow agent selected by the Company. At the end of the Restriction Period (or upon your earlier termination of employment on account of death or disability as determined under subparagraph (a), above, or upon a Change of Control under the circumstances described in subparagraph (c), below) the escrow agent shall deliver such certificates to you (or to your estate). During the Restriction Period you will be entitled to all dividends paid on the shares of Company Stock awarded hereunder and you will be entitled to instruct the escrow agent how to vote such shares.

               (c) If there is a Change of Control (as defined in the Plan) and you are employed by the Company on the date of the Change of Control, you will become fully vested in the shares of Company Stock awarded hereunder and the employment requirement of subparagraph (b) shall cease to apply.

          3. Amendment. This Award may be amended by written consent between the Company and you.


Executed this      day  of             , 2002


ESCO TECHNOLOGIES INC.


By:


ATTEST:
                           Secretary



AGREED TO AND ACCEPTED:


                  Dennis J. Moore